Exhibit 4.17

[Revenue stamp]	Loan Agreement
[Seal]

October 15, 2013

UBIC, Inc. (hereinafter referred to as “Borrower”) and Nippon Life Insurance Company (hereinafter referred to as “Lender”) have entered into this Loan Agreement (hereinafter referred to as this “Agreement”) as follows:

Article 1 (Loan)

Lender agrees to lend the money and Borrower agrees to borrow the same, in accordance with the following terms and conditions.

1.	Amount: JPY100,000,000
2.	Use of Proceeds: Long-term working capital
3.	Date of Advance: October 15, 2013
4.	Maturity Date: October 31, 2016
5.

Method of Repayment: Borrower shall make installment repayments of JPY8,300,000 which are due on January 31, 2014 and subsequently at the end of every three-month period, and shall pay the remaining balance on the Maturity Date.

6.	Interest Rate: 0.62% per annum (fixed)

However, if there is any change in the financial environment or any other reasonable cause, unless otherwise provided for, the parties may discuss a change in the interest rate to the extent generally implemented.

7.

Interest Payment Method: Interest shall accrue from the date of advance up to the maturity date. Borrower shall pay interest accrued from the date of advance or the day after the last payment date up to the relevant payment date in arrears on January 31, 2014 and subsequently at the end of every three-month period and the maturity date.

For the purposes hereof, interest shall be calculated on the basis of a year of 365 days and actual days elapsed.
8.	Place of Payment of Principal and Interest: It shall be as designated by the Lender.
9.

Default Interest: If Borrower fails to perform any of its obligations, Borrower shall pay default interest on the amount due at the rate of 14% per annum. For the purposes hereof, default interest shall be calculated on the basis of a year of 365 days and actual days elapsed.

10.

Holiday: If any principal or interest payment date is a Saturday, Sunday, public holiday or other day on which banks and other financial institutions are not open for business, such payment shall be made on the preceding business day.

For the purposes hereof, December 30 and 31 shall be considered as non-business days.

Article 2 (Prepayment)

(1)         Borrower shall not prepay for its convenience all or any part of the principal in a manner other than set forth in Article 1 without the prior consent of Lender.

(2)         If Borrower makes prepayment pursuant to the preceding paragraph with the consent of Lender, such prepayment shall be made together with the penalty in an amount designated by Lender, not exceeding the higher of i) the amount equivalent to 2% of the prepaid principal amount, or

ii) the amount obtained by multiplying the prepaid principal amount by “the applicable interest rate less the reinvestment rate presented by Lender as the interest rate to be applied to the remaining period with respect to such prepaid principal amount” and “the remaining period with respect to such prepaid principal amount presented by Lender.”

(For the purposes hereof, “reinvestment rate” means the interest rate reasonably determined on the penalty calculation date by Lender as the interest rate to be applied on the assumption that the prepaid principal amount will be reinvested in the Tokyo Interbank Market during the remaining period.)

Article 3 (Automatic Acceleration)

If Borrower falls under any of the following items, all of the Borrower’s obligations under this Agreement payable to Lender (hereinafter referred to the “Obligations”) shall automatically become due and payable without any notice or demand by Lender, and Borrower shall immediately perform the Obligations:

(i)                       if any payment by Borrower has been suspended, or if a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or commencement of any other bankruptcy proceedings that will be newly established in the future has been filed;

(ii)                    if transactions of Borrower have been suspended by a clearinghouse;

(iii)                 if Borrower has disappeared and a notice given by Lender to Borrower does not reach the notified address, in which cases the Obligations shall become due and payable at the time when it should have normally arrived; or

(iv)                if, with respect to the claim under the insurance contract entered between Borrower or Joint and Several Guarantor(s) and Lender or any other claims that Borrower or Joint and Several Guarantor(s) have against Lender, any order or notice of attachment, provisional attachment, preservative attachment, provisional disposition or foreclosure has been sent out.

With respect of attachment, etc. of a claim that Joint and Several Guarantor(s) has against Lender, if Borrower notifies Lender in writing without delay that Borrower will provide collateral approved by Lender or furnish a guarantor and Lender permits Borrower to retain the right not to pay before the due date, Lender shall notify thereof Borrower in writing.  However, this shall not preclude the effect of any act already conducted by Lender based on the acceleration.

Article 4 (Acceleration upon Request)

If any of the following events occur, the Obligations shall, upon request from Lender, become due and payable, and Borrower shall immediately perform the Obligations:

(i)                       if Borrower has failed to make any payment of the Obligations or its obligations under an agreement other than this Agreement with Lender, or breached an agreement with Lender or any of the agreements incidental thereto;

(ii)                    if any notice given or document furnished to Lender contains a false statement;

(iii)                 if any of Borrower’s obligations under an agreement with a party other than Lender has become due and payable, or if any of Borrower’s guaranty obligations for the benefit of a third party has become due and payable, and Borrower is unable to perform such obligation;

(iv)                if a petition for attachment or auction with respect to the subject of security has been filed;

(v)                   if a petition for attachment, provisional attachment, provisional disposition or auction has been filed against Borrower or a Joint and Several Guarantor, or if Borrower or a Joint and Several Guarantor has become subject to procedures for collection of tax and public charge delinquency;

(vi)                if Borrower, a Joint and Several Guarantor or a collateral provider has committed a serious treachery against Lender;

(vii)             if, with respect to Borrower, a Joint and Several Guarantor or a collateral provider, a reasonable event occurs, thereby requiring Lender to preserve its claims; or

(viii)          if a Joint and Several Guarantor falls under any of the items of the preceding Article.

Article 5 (Elimination of Anti-Social Forces)

(1)         Borrower represents that Borrower, Joint and Several Guarantor(s) and collateral provider(s) (including their officers or those that have substantive control over them, in this Article) do not and undertakes that they will not, fall under an organized crime group, a member of an organized crime group (including a person with respect to whom five years have not passed since the person ceased to be a member of an organized crime group), a sub-member of an organized crime group, a corporation related to an organized crime group or any other anti-social force (hereinafter referred to as “Anti-Social Forces”) or fall under any of the following items:

(i)                       An entity or person that is recognized as involved in the provision of funds or benefits to Anti-Social Forces;

(ii)                    An entity or person that is recognized as unduly using Anti-Social Forces; or

(iii)                 An entity or person that is recognized as having a condemnable relationship with Anti-Social Forces.

(2)         Borrower undertakes that Borrower, Joint and Several Guarantor(s) and collateral provider(s) will not commit any of the following acts by itself or by using a third party:

(i)             a violent demand;

(ii)                    an unreasonable demand beyond legal responsibilities;

(iii)                 an act that uses threatening speech or behavior, or employs violence in connection with a transaction;

(iv)                an act that damages the credibility of or obstructs the business of Lender by spreading false information, employing fraudulent means or using forces; or

(v)                   any other act similar to any of the foregoing items.

(3)         If it is found that Borrower, a Joint and Several Guarantor or a collateral provider falls under Anti-Social Forces or any of the items of paragraph 1 above, has committed any of the acts set forth in the preceding paragraph, or has made a false statement regarding representations and undertakings pursuant to the provisions of paragraph 1 and Lender considers that it is inappropriate to continue this Agreement with Borrower, the Obligations shall become due and payable, and Borrower shall immediately perform the Obligations.

(4)         If Borrower, Joint and Several Guarantor(s) or collateral provider(s) incurs damages as a result of the application of the preceding paragraph, Borrower, Joint and Several Guarantor(s) or collateral provider(s) shall not make any claims.  If Lender incurs damages, Borrower, Joint and Several Guarantor(s) or collateral provider(s) shall be liable for the same.

Article 6 (Special Provisions on Making of Loan)

If, in the event that there is any amount of the Loan Amount set forth in Article 1 that has not been made available, any of the events falling under any of the items of the preceding three Articles or similar events occurs, notwithstanding the provisions of Article 1, Lender may refuse to make such amount available to Borrower.

Article 7 (Setoff)

(1)         When Borrower fails to perform the Obligation on their due date or is required to perform the Obligations upon acceleration or otherwise, Lender may at any time set off the Obligations against claims that Borrower or Joint and Several Guarantor(s) have against Lender, whether or not such claims are due and payable.

(2)         When Borrower fails to perform the Obligations on their due date or the Obligations become due and payable, Lender may, without indicating its intention, deem the insurance contract entered between Borrower or Joint and Several Guarantor(s) to have been cancelled on the due date or acceleration date, as applicable, and set off the Obligation against the cash surrender value of such insurance, etc.

In such case, calculation of the amount of such cash surrender value etc. to be set off shall be made, based on the timing when Lender makes calculation for the purpose of setoff.

(3)         If the insurance contract that is cancelled pursuant to the provisions of the preceding paragraph is a death benefit insurance contract prescribed in Article 60 of the Insurance Act or injury disease fixed amount insurance contract prescribed in Article 89 of the same Act, such cancellation shall become effective on the day after one month has passed since the due date or acceleration date.

Article 8 (Retention of Collateral)

If a reasonable event such as reduction in collateral value and credit risk of Borrower or Joint and Several Guarantor(s) occurs, thereby requiring Lender to preserve its claims, Borrower shall, upon request from Lender, provide collateral approved by Lender or furnish a joint and several guarantor.

Article 9 (Report and Investigation)

(1)         If Borrower falls under any of the items of Article 3, Article 4, Article 5.1 or Article 5.2, Borrower shall immediately notify Lender thereof.

(2)         Borrower shall submit to Lender its business report, balance sheet, profit and loss statement, etc. for each business year, and upon request from Lender, furnish to Lender a trial balance sheet, cash flow statement, etc.

(3)         Borrower and Joint and Several Guarantor(s), if Lender so requests, shall provide necessary reports and assistance to facilitate Lender’s investigation regarding the conditions of the assets, management, or businesses of the Borrower and Joint and Several Guarantor(s).

Article 10 (Consent)

If there is likely to be a merger, company split, business transfer or any other material change in Borrower’s business and assets and liabilities, Borrower shall notify Lender thereof in advance and obtain consent.

Article 11 (Risk of Loss)

If any deeds or other documents furnished by Borrower to Lender have been lost, destroyed, or damaged due to unavoidable events such as an incident or natural disaster, Borrower shall perform the Obligations based on the records, such as books and vouchers of Lender.  Borrower shall, upon request from Lender, immediately furnish substitute deeds or other documents to Lender.  In such case, any damages arising therefrom shall be borne by Borrower, except for reasons attributable to Lender.

Article 12 (Indemnity)

If Lender conducts transactions after comparing and verifying, with due care, the signature and seal of Borrower to be used for transactions in relation to this Agreement with the signature and seal impression submitted by Borrower in advance, the Borrower shall bear any damages arising as a result of any events such as forgery, alteration or theft of the seal.  Borrower shall be liable in accordance with the provisions and wording of [this] deed and other documents.

Article 13 (Change in Notified Matters)

(1)         If there is a change in the address, trade name, representative, seal or other matters of which Borrower notified Lender, Borrower shall immediately notify Lender of such change in writing.

(2)         If, with respect to Joint and Several Guarantor(s) or collateral provider(s), assistance, curatorship or guardianship commences or a supervisor of voluntary guarding is assigned by the family court’s order, Borrower shall immediately notify Lender of necessary matters such as the name of the assistant, curator, guardian of adult or voluntary guardian in writing.

(3)         If Borrower fails to give notification set forth in the preceding two paragraphs, Borrower shall be responsible for any disadvantages arising therefrom, and if any acceleration notice, setoff notice, any other notice or demand or any documents given/sent by Lender is delayed or not delivered as a result of such failure, such notice, demand or document shall be deemed to have arrived at the time when it should have normally arrived.

Article 14 (Application of Payment)

If payments by Borrower to Lender or setoff pursuant to Article 7 are not sufficient to extinguish the Obligations and other obligations owed by Borrower to Lender in full, Lenders may apply the same in the timing, order and method that Lenders deems appropriate.

Article 15 (Preparation of Notarized Deed)

Borrower and Joint and Several Guarantor(s) shall, at any time upon request from Lender, take the necessary procedures to entrust a notary public to execute a notarized deed in which Borrower acknowledges the Debts and agrees to compulsory execution with regard thereto.

Article 16 (Burden of Costs)

The costs for preparation of this deed and other costs related to this Agreement shall be borne by Borrower.  If Lender pays the costs on behalf of Borrower, Borrower shall pay to Lender such costs together with the delinquent fee accruing from the date on which Lender pays such costs on behalf of Borrower at the rate of 14% per annum.

For the purposes hereof, the delinquent fee shall be calculated on the basis of a year of 365 days and actual days elapsed.

Article 17 (Governing Law and Jurisdiction)

(1)         This Agreement shall be governed by the laws of Japan.

(2)         The Tokyo District Court or the Osaka District Court shall have the jurisdiction over any lawsuits regarding rights and obligations arising in connection with this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in one original, and Lender shall have the original and Borrower shall have one copy hereof.

	Address: Meisan Takahama building 7F, 2-12-23, Kounan, Minato ku, Tokyo 108-0075	[Seal] Officially registered seal
Borrower	Company Name: UBIC, Inc.
Representative: CEO and Chairman of the Board, Masahiro Morimoto

	Address: 3-5-12, Imabashi, Chuo-ku, Osaka	[ ] Officially registered seal
Lender	Company Name: Nippon Life Insurance Company
Representative: President, Kenichi Kobayashi

******** agree(s) to approve this Agreement, be a guarantor for any and all obligations arising out of this Agreement, assume the liability to perform the obligations jointly and severally with Borrower as well as other guarantor(s) and perform the obligations pursuant to this Agreement.

Joint and Several Guarantors shall not make any objections if Lender changes or terminates collateral or any other guaranty.

If Joint and Several Guarantor(s) has performed the guaranty obligations, it shall not exercise any rights acquired from Lender by subrogation during the period where Lender continues transactions with Borrower without consent of Lender.

Joint and	Address:	[ ] Officially registered seal
Several	Company Name:
Guarantor	Representative:

Joint and	Address:	[ ] Officially registered seal
Several	Company Name:
Guarantor	Representative:

Joint and	Address:	[ ] Officially registered seal
Several	Company Name:
Guarantor	Representative:

For Office Use	Seal of approval	Verification	Dept.	Agreement No.	Number of Details	Number of Decisions
			011	13011/0075	1	0
			2013.10.09-10:39:04-24600-7590636-00000000 (12.03.)